Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Woburn, MA, August 2, 2007 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2007.

For the quarter ended June 30, 2007, the Company reported a net loss of $13,361,000 or $0.36 per share, compared with a net loss of $7,574,000, or $0.21 per share, for the second quarter of 2006.  For the six-month period ended June 30, 2007, the Company reported a net loss of $27,865,000, or $0.77 per share, compared to a net loss of $3,288,000, or $0.09 per share, for the six-month period ended June 30, 2006.  Increased losses in the 2007 periods relate primarily to increased research and development costs incurred in connection with clinical trials.

At June 30, 2007, the Company had a total of approximately $151,497,000 in cash and marketable securities.  The Company increased its cash and marketable securities balances during the second quarter through its June, 2007 follow-on offering of 7,000,000 shares of common stock at $7.75 per share that generated net proceeds of $50,489,000 and through the receipt of the second installment of upfront licensing fees amounting to $27,000,000 from Kyowa Hakko Kogyo Co., Ltd. (Kyowa) in connection with a licensing agreement for ARQ 197 in Japan and other Asian territories.  An additional $3,651,000 was received in July, 2007 when the underwriters of the offering exercised their over-allotment option to purchase an additional 502,000 shares of common stock.

The results for the quarter and six-month period ended June 30, 2006 reflect discontinued operations related to the Company’s termination of its chemistry services operations on May 22, 2006.  As previously announced, ArQule ceased these operations upon the conclusion of its agreement with Pfizer in May 2006.  All line items discussed below exclude the results of these discontinued operations.

Operational Review

“Highlights of a productive second quarter include data presentations at the Annual Meeting of the American Society of Clinical Oncology (ASCO) and the Annual Meeting of the American Association for Cancer Research (AACR), the signing of a strategically significant licensing deal with Kyowa to develop and commercialize ARQ 197 in Asia, and the successful completion of an equity offering that positions us strongly well into 2009,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.

“The ASCO findings were based on Phase 1 data with ARQ 197, a selective inhibitor of the c-Met receptor tyrosine kinase, which demonstrated that treatment with ARQ 197 was very well tolerated over extended dosing periods, with 60 percent of patients experiencing partial responses, minor responses or stable disease,” said Dr. Hill.  These findings resulted in a recommended Phase 2 dose of 240 milligrams (mg) daily.

“As previously announced, we have preliminarily defined a clinical program that will encompass traditional Phase 2 proof-of-concept studies and Phase 2/3 trial designs that could support accelerated approval,” said Dr. Hill.  “The first two studies planned for initiation are a traditional Phase 2 study in pancreatic cancer and a potential accelerated approval study in pediatric soft tissue sarcoma, also known as MiT (microphthalmia transcription factor) tumor.  In both cases we have elected to take advantage of emerging pre-clinical data before finalizing protocols for these studies.

“With regard to the pancreatic protocol, recent xenograft data suggests that ARQ 197 monotherapy may be at least as efficacious as gemcitabine in terms of tumor mass reduction,” said Dr. Hill.  “We have therefore decided to refocus our planned pancreatic study into a head-to-head comparison of ARQ 197 versus gemcitabine.  While this has entailed a later submission of the final protocol to regulatory authorities, the overall timelines of the study are likely to be unchanged due to a requirement for lower patient recruitment.  Pending regulatory review in Europe, we anticipate initiation of this study by late October.

“With respect to our planned study in MiT tumors, we have recently acquired a tumor cell line derived directly from patients with this rare form of cancer,” said Dr. Hill. “We are currently conducting an in vitro study to determine the inhibitory impact of ARQ 197 on c-Met expression and cell-kill in these tumor cells.  The outcome of this study will allow us to determine the most appropriate clinical endpoint for our planned Phase 2/3 protocol.  In the event of a positive outcome from this in vitro study, we anticipate rapid finalization of the protocol and first patient dosing by the end of October. While this represents a decision to defer the initial patient dosing in this trial, it also allows a more careful determination of study design which may translate into a shorter overall program timeline.

“Additional indications for both our traditional and potential accelerated approval approaches are currently under development and we expect to announce further details regarding timelines and protocols for the ARQ 197 program in due course,” said Dr. Hill.

“As previously announced, we signed an exclusive license agreement with Kyowa Hakko Kogyo to develop and commercialize ARQ 197 in Japan and parts of Asia,” said Dr. Hill.  “We received the remaining $27,000,000 of a $30,000,000 upfront payment from Kyowa in the second quarter, and we are pleased with Kyowa’s commitment to develop this compound in those territories.

“In connection with our follow-on offering in June, we disclosed interim Phase 2 data with ARQ 501, the first-generation product in our E2F-1 Activated Checkpoint Therapy® (ACT) program,” said Dr. Hill. “These data confirmed the achievement of protocol-defined endpoints in pancreatic cancer and leiomyosarcoma but not in head and neck cancer.  We expect to announce expanded data from these trials later this month.

“Under our agreement with Hoffmann-La Roche (Roche), the ARQ 501 Phase 2 data will be included in a package for submission to Roche, along with data from the ongoing Phase 1 dose escalation trial with ARQ 171, our second-generation ACT compound,” said Dr. Hill.  “Submission of this data will be predicated upon the completion of the ARQ 171 trial, in which we have successfully completed dosing at 380 milligrams per meter squared (mg/m2), and have begun dosing at 760 mg/m2. We will continue to report on progress in dose exploration with ARQ 171 in the coming months.

“Finally, our successful follow-on offering, which netted the Company approximately $54,140,000 was made possible by investor interest in our proprietary and highly differentiated product candidates,” said Dr. Hill.  “Proceeds from the offering put us in a strong financial position as we move our product candidates forward toward further clinical development milestones.”

Revenues and Expenses

The Company reported total revenues of $2,235,000 for the quarter ended June 30, 2007, compared to revenues of $1,652,000 for the second quarter of 2006.  Revenues for the six months ended June 30, 2007 were $3,887,000, compared to revenues of $3,304,000 for the six months ended June 30, 2006.  Research and development revenue in the 2006 and 2007 quarters related primarily to financial support from Roche related to the Company’s ongoing development of products in its E2F cancer therapy program.  The second quarter of 2007 also included revenue from the Kyowa licensing agreement.

Total costs and expenses for the quarter ended June 30, 2007 were $16,873,000, compared to $12,333,000 for the second quarter of 2006.  Total costs and expenses for the six months ended June 30, 2007 were $34,087,000, compared to $25,044,000 for the same period in 2006.  Research and development costs for the three and six-month periods ended June 30, 2007 were $13,077,000 and $26,781,000, respectively, compared with $9,552,000 and $20,063,000 for the 2006 three and six-month periods.  Increased costs and expenses in 2007 were primarily the result of clinical development and related costs for ARQ 501 and ARQ 197, including three Phase 2 trials with ARQ 501 and a Phase 1 trial with ARQ 197.

General and administrative costs for the three and six-month periods ended June 30, 2007 were $3,796,000 and $7,306,000, respectively, compared with $2,781,000 and $4,981,000 for the 2006 three and six-month periods.  The increased 2007 general and administrative expenses were primarily due to an increase in personnel-related expenses, professional fees and facility costs previously absorbed by the Company’s chemical services operations that were discontinued in 2006.

Financial Guidance

Primarily as a result of the public offering completed in June, 2007, ArQule is updating guidance for fiscal year 2007 as follows.  The Company expects to end 2007 with between $115 and $120 million in cash and marketable securities, compared with previously announced guidance of between $60 and $65 million.

Revenues are expected to range between $9.0 and $9.5 million as previously announced.  The revenue relates primarily to the partnership with Roche and to revenue from the Kyowa licensing agreement.  Net use of cash from operations is expected to range between $30 and $35 million.   Net loss is still expected to range between $60 and $65 million, and net loss per share to range between $1.50 and $1.62 for the year.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, August 2, 2007.  Dr. Stephen A. Hill, president and chief executive officer, and Richard H. Woodrich, acting chief financial officer, will lead the call.

Date & Time:	Thursday, August 2, 2007 at 9:00 a.m., Eastern Time
Conference Call Numbers
Domestic:	866-270-6057
International:	617-213-8891
Participant Passcode:	ArQule
Webcast:	www.arqule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free 888-286-8010, and outside the U.S. 617-801-6888.  The access code is 85433704.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy® (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Hoffman-La Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition, as well as its licensing agreement with Kyowa Hakko Kogyo Co., Ltd.  Failure to successfully develop ARQ 197 could prevent the Company from receiving potential future milestone and royalty  payments that could result from the Company’s and Kyowa’s future development of ARQ 197  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1 and 2 trials with ARQ 197, Phase 2 trials with ARQ 501 and the Phase 1 trial with ARQ 171.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197, ARQ 501 and ARQ 171 may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197, ARQ 501 and ARQ 171 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006

Research and development revenue	$2,235	$1,652	$3,887	$3,304

Costs and expenses:
Research and development	13,077	9,552	26,781	20,063
General and administrative	3,796	2,781	7,306	4,981
Total costs and expenses	16,873	12,333	34,087	25,044

Loss from continuing operations	(14,638)	(10,681)	(30,200)	(21,740)

Net investment income	1,277	1,267	2,335	2,607

Net loss from continuing operations	(13,361)	(9,414)	(27,865)	(19,133)

Income from discontinued operations	—	1,840	—	15,845

Net income (loss)	$(13,361)	$(7,574)	$(27,865)	$(3,288)

Basic and diluted income (loss) per share:
Net loss from continuing operations	$(0.36)	$(0.26)	$(0.77)	$(0.54)
Income from discontinued operations	—	0.05	—	0.45
	$(0.36)	$(0.21)	$(0.77)	$(0.09)

Weighted average basic and diluted common shares outstanding	36,901	35,460	36,371	35,386

	June 30,	December 31,
Balance sheet data (in thousands):	2007	2006

Cash, cash equivalents and marketable securities	$151,497	$95,832
Working capital	132,827	80,557
Total assets	159,364	104,820
Stockholders' equity	106,605	79,954